Apollo Endosurgery 2018 Bonus Plan

PURPOSE OF THE PLAN

The Apollo Endosurgery Bonus Plan (the “Plan”) is designed to reward eligible employees for their contributions toward the successful accomplishment of specific financial and strategic business objectives, and individual performance.
PERFORMANCE

Bonuses under the Plan will be determined based on both corporate performance and individual performance in relation to pre-established objectives.
Corporate Performance
Corporate performance will be measured based on financial objectives approved by the board of directors. The annual plan will specify threshold level(s) of financial performance that the Company has to achieve in order to fund any cash incentive.

Individual Performance
Individual performance will be measured based on the achievement of objectives and goals prepared by each participant and his or her manager and documented on an Individual Performance Plan. Objectives and goals are established at the beginning of each Plan Year, but may be modified throughout the Plan Year as necessary or appropriate, with management approval. Objectives and goals will be expressed as specific, quantifiable measures of performance in relation to key operating decisions for the participant’s department.
BONUS POOL CALCULATION AND ALLOCATIONS

The Plan will have two separately funded pools - a Corporate pool (the “Corporate Component”) and Individual pool (the “Individual Component”).
The bonus pools will have the following levels of achievement defined below:

•
Individual Threshold - minimum Company financial performance required before any individual component portion of an employee’s bonus may be paid. When Company performance is at or above this threshold, individual performance component is funded based on performance rating system.

•	Corporate Component Threshold - minimum Company financial performance required before any corporate component pool will be funded.

•	Target - financial performance required before the corporate component is eligible to be funded at 100%.
The key financial or operational targets of the Company form the corporate component, which is reviewed and set annually.

There will be no bonus pool for either the Corporate or Individual Components, and bonuses will not be paid, unless the Company achieves a board approved threshold level of financial performance for the plan year. Any exceptions to this are at the board’s sole discretion.
At Target, corporate performance component of the bonus is funded at 100% and individual rating will determine final personal bonus amount.

A multiplier will be applied for performance between the Corporate Threshold and Target to determine the percentage of the bonus pool that will be funded, as well as performance that is above Target. The minimum funding for The Corporate Component bonus pool is 55% and there is no maximum funding limit for over achieving target.
Performance Driver for 2018: Revenues

•	Threshold financial performance in order to fund any Individual Component: Consolidated Revenue of $65 million.

•
Threshold financial performance in order to fund any Corporate Component: Consolidated Revenue of $70 million, and that Endo product sales have increased by at least 20% over 2017. The table below demonstrates the funding of the Corporate Component and application of the 2018 multiplier:

Financial Performance for Corporate Component Funding

Threshold    $70 million

Target        pro-forma revenue of $80.5 million

Multiplier    3x

At Threshold    55% of target bonus is funded

At Target    100% of target bonus is funded

Above Target    100% + (excess % above target x 3)

BONUS POOL ADJUSTMENTS AND DIFFERENTIATION BY DEPARTMENT

The bonus pool may be allocated to the business units/function level by the Company’s Chief Executive Officer based on such matters as he may determine to be appropriate, including but not limited to operating income results vs. budget, performance in relation to pre-established objectives and other financial results. For example, a business unit that exceeds its goals may receive a greater share of the total bonus pool than a business unit that under performs, provided that 2018 Endo product sales have increased by at least 20% over 2017 product sales.

At the end of the Plan Year, the Company’s Chief Executive Officer may recommend adjustments to the bonus pool to the board of directors after consideration of key operating results. When calculating corporate performance for purposes of this Plan, the board of directors has the discretion to consider such matters as it determines to be appropriate, including any or all of the following:

•	Extraordinary financial or corporate transactions that may occur during the plan year

•	Effects of accounting changes

•	Expenses for productivity initiatives

•	Other non-operating items

•	Integration activities or expense

•	Performance in relation to pre-established objectives

•	Any other items of significant income or expense which are determined to be appropriate adjustments
Individual Bonus Calculation
Target bonus awards will be expressed as a percentage of the employee’s eligible earnings for the Plan Year. Eligible earnings are defined as regular earnings paid during the year, holiday, vacation, and personal leave time. The target percentages will vary by position level. A participant’s actual bonus award may vary above or below the targeted level based on corporate performance, the overall performance of his or her business unit relative to the overall performance of the Company, and the participant’s performance in relation to his or her pre-determined individual objectives.

Position Level	Corporate Component Percentage	Individual Component Percentage
CEO	100%	Board Discretion
C-Level and VPs	80%	20%
Directors, GMs, and Sr. Managers,	50%	50%
Managers and Professional Level (Exempt)	25%	75%
Hourly	0%	100%